Exhibit 23.1





                       CONSENT OF INDEPENDENCE ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Stimsonite Corporation of Form S-8 (Registration Nos. 33-79506 and 33-79508) of our report dated February 18, 1997 on our audits of the consolidated financial statements and financial statement schedule of Stimsonite Corporation and Subsidiaries as of December 31, 1996 and 1995, and for each of three years in the period ended December 31, 1996, included in or incorporated by reference in Stimsonite Corporation's Annual Report on form 10-K for the year ended December 31, 1996.

COOPERS & LYBRAND L.L.P.



Chicago, Illinois
March 25, 1997